Exhibit 99.2
Press Release

Lexington Corporate Properties Trust Acquires Net 1 L.P. and Net 2 L.P.

NEW YORK, Nov. 29 /PRNewswire/ -- Lexington Corporate Properties Trust (NYSE:
LXP - news; "Lexington"), a real estate investment trust, today announced that it has acquired Net 1 L.P. and Net 2 L.P. (the "Net Partnerships"), in a merger transaction valued at approximately $136.8 million, following approval of the merger by Lexington's shareholders at yesterday's special meeting. The limited partners of the Net Partnerships had previously consented to the merger.

The Net Partnerships own twenty-three properties in thirteen states, which generate annualized net revenues of approximately $14.9 million. The properties have a remaining weighted average lease term of approximately 9.1 years and are net-leased to eighteen tenants, including Hewlett Packard, Nextel Finance Company, Cox Communications, Inc., and Wal Mart Stores, Inc.

In connection with the transaction, Lexington assumed approximately $72.9 million of mortgage financing with a weighted average interest rate of 7.5% and will issue 2,144,000 common shares, 45,000 operating partnership units and $31.6 million of cash. The common share and operating partnership unit issue price was $14.49 per share, which equals the average of Lexington's common share closing price for the previous twenty trading days prior to the effective date of the merger. Lexington will satisfy the cash portion of the transaction and retire $9.9 million in assumed debt with cash balances and by drawing $36.5 million on its unsecured credit line.

Comments From Management

T. Wilson Eglin, Lexington's President and Chief Operating Officer, said, "We are very pleased to announce the closing of a large acquisition that complements our portfolio diversification, adds tenants in new business lines and increases our cash available for distribution. Including this acquisition, we have increased our equity base by approximately $100 million in 2001. This balance sheet strength gives us the financial flexibility to take advantage of favorable acquisition opportunities as they arise." Lexington Corporate Properties Trust is a real estate investment trust that owns and manages office, industrial and retail properties net leased to major corporations throughout the United States. Lexington Realty Advisors, Inc., an affiliate of Lexington, provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Wednesday, November 28, 2001 at $14.75 per share. Lexington's current annualized dividend is $1.28 per share and it has approximately 31.8 million convertible preferred shares, common shares and operating partnership units outstanding, including the common shares and operating partnership units to be issued in the Net Partnership acquisition. Additional information about Lexington is available at www.lxp.com .

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.